Filed Pursuant To Rule 433

Registration No. 333-217785

February 7, 2018

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY
December 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	85,761,144	2,413,733	1,104,707	1,309,026	7,007,056	15,324,500
XLF	Financial Select Sector SPDR Fund	66,169,776	227,169	151,545	75,625	1,663,865	2,567,855
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	14,523,848	85,351	49,500	35,851	865,419	1,487,046
XLU	Utilities Select Sector SPDR Fund	14,065,516	36,046	17,822	18,225	237,193	456,707
XLK	Technology Select Sector SPDR Fund	11,421,259	14,690	7,305	7,385	147,327	329,835
XLE	Energy Select Sector SPDR Fund	11,101,603	51,454	37,280	14,174	580,421	742,419
XLP	Consumer Staples Select Sector SPDR Fund	10,895,056	10,272	5,351	4,922	80,357	197,515
XLI	Industrial Select Sector SPDR Fund	9,556,133	19,580	10,338	9,242	86,225	250,606
KRE	SPDR S&P Regional Banking ETF	8,374,975	30,215	18,547	11,668	281,203	246,886
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	8,190,519	1,467	353	1,115	9,143	77,482
GLD®	SPDR Gold Shares®	7,292,835	130,236	66,760	63,477	1,920,429	1,048,479
XLV	Health Care Select Sector SPDR Fund	6,922,329	10,455	5,367	5,089	95,024	194,241
XRT	SPDR S&P Retail ETF	6,455,982	27,728	15,348	12,380	182,262	278,218
XLY	Consumer Discretionary Select Sector SPDR Fund	4,613,444	7,161	2,721	4,441	53,670	151,526
XLB	Materials Select Sector SPDR Fund	4,461,284	6,511	4,258	2,253	46,271	120,358
XBI	SPDR S&P Biotech ETF	4,039,662	30,550	9,866	20,684	111,117	322,155
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,683,217	50,602	31,707	18,895	268,590	321,427
XME	SPDR S&P Metals & Mining ETF	3,365,865	9,742	4,330	5,413	54,279	128,272
FEZ	SPDR EURO STOXX 50 ETF	3,002,965	3,459	2,252	1,208	133,434	178,755
KBE	SPDR S&P Bank ETF	2,553,064	1,988	456	1,533	21,839	70,875
XLRE	Real Estate Select Sector SPDR Fund	1,603,132	265	201	65	4,661	1,110
XHB	SPDR S&P Homebuilders ETF	1,237,889	2,079	909	1,171	41,494	62,228
MDY	SPDR S&P MidCap 400 ETF Trust	1,124,357	1,889	911	979	27,721	29,868
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,106,494	—	—	1	—	21
RWX	SPDR Dow Jones International Real Estate ETF	793,830	8	1	7	52	206
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	719,687	7	4	3	202	251
SPDW	SPDR Portfolio Developed World ex-US ETF	647,032	—	1	—	21	—
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	600,264	—	—	2	—	40

Source: Bloomberg as of as of 12/31/2017.

STATE STREET GLOBAL ADVISORS
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	526,433	7	6	2	100	222
XES	SPDR S&P Oil & Gas Equipment & Services ETF	485,491	194	91	103	3,698	709
KIE	SPDR S&P Insurance ETF	485,116	46	16	30	558	1,453
SDY	SPDR S&P Dividend ETF	481,053	30	26	4	528	566
RWO	SPDR Dow Jones Global Real Estate ETF	177,848	1	1	—	4	1
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	175,126	5	4	1	71	16
GNR	SPDR S&P Global Natural Resources ETF	139,456	134	131	3	2,568	154
XPH	SPDR S&P Pharmaceuticals ETF	132,996	8	5	4	228	203
RWR	SPDR Dow Jones REIT ETF	127,860	23	18	6	208	84
GWX	SPDR S&P International Small Cap ETF	123,528	8	8	1	152	—
XSD	SPDR S&P Semiconductor ETF	110,760	3	3	1	125	67
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	110,679	3	2	2	53	27
DWX	SPDR S&P International Dividend ETF	109,244	1	1	—	23	16
XAR	SPDR S&P Aerospace & Defense ETF	105,274	37	34	4	1,268	475
GXC	SPDR S&P China ETF	67,605	10	6	5	176	245
EWX	SPDR S&P Emerging Markets SmallCap ETF	63,739	—	—	—	—	142
EDIV	SPDR S&P Emerging Markets Dividend ETF	43,135	2	1	2	130	44
GMF	SPDR S&P Emerging Asia Pacific ETF	26,258	6	3	4	50	120
KCE	SPDR S&P Capital Markets ETF	20,761	8	5	4	105	85

Source: Bloomberg as of as of 12/31/2017.

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

2

Not FDIC Insured • No Bank Guarantee • May Lose Value State Street Global Advisors © 2018 State Street Corporation. All Rights Reserved. 2004521.1.1.NA.INST Exp. Date: 2/28/2019 SPD001575 SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and nondiversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.